LOCORR INVESTMENT TRUST
AMENDED SUB-ADVISORY AGREEMENT
SUB-ADVISORY AGREEMENT, originally dated as of February 23, 2016, between LoCorr Fund Management, LLC (the "Adviser"), and Revolution Capital Management, LLC (the “Sub-Adviser”), is hereby extended, effective February 27, 2024.
WHEREAS, the Adviser acts as an investment adviser to LoCorr Macro Strategies Fund and LoCorr Hedged Core Fund (the “Funds”), each a series of shares of beneficial interest of the LoCorr Investment Trust, an Ohio business trust (the "Trust"), pursuant to a Management Agreement dated as of February 27, 2024 (the "Management Agreement");
WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and
WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Funds, and the Sub-Adviser is willing to render such services.
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:
•Section 1.    Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.
•Section 2.    Sub-Adviser's Duties. Subject to the general supervision of the Trust's Board of Trustees (the "Board") and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations for that portion of each Fund's assets assigned to the Sub-Adviser by the Adviser (the "Sub-Advised Assets") as well as the notional trading size of the Sub-Adviser Assets, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with each Fund's investment objectives, policies and restrictions as stated in each Fund's most recent Prospectus and Statement of Additional Information that have been provided to Sub-Adviser by Adviser (together, the "Prospectus") and subject to the following understandings:
◦(a)    The Sub-Adviser shall furnish a continuous investment program for the Sub-Advised Assets and determine from time to time, with respect to the Sub-Advised Assets, what investments or securities will be purchased, retained or sold by the Funds and what portion of the Sub-Advised Assets will be invested or held uninvested as cash;
◦(b)    The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement;

◦(c)    The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Funds, shall act in conformity with the most recent version of the Trust's Declaration of Trust, its By-Laws and each Fund's Prospectus that have been provided to it by the Adviser and with the reasonable instructions and directions of the Trust's Board of Trustees and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;
◦(d)    The Sub-Adviser shall place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities or financial instruments, subject to Section 3 below;
◦(e)    The Sub-Adviser shall maintain books and records with respect to the transactions in securities and other financial instruments of the Sub-Advised Assets and shall render to the Adviser and the Trust's Board of Trustees such periodic and special reports as the Adviser or the Board may reasonably request;
◦(f)    The Sub-Adviser shall provide the Trust's custodian and fund accountant on each business day with information about Fund transactions in securities and other financial instruments for which it is responsible, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;
◦(g)    With respect to the Sub-Advised Assets, the Sub-Adviser shall respond as quickly as reasonably possible to any request from the Adviser or each Fund's fund accountant for assistance in obtaining price sources for securities or other financial instruments held by the Funds or determining a price when a price source is not available, and shall periodically review the prices used by the fund accountant to determine net asset value and advise the fund accountant promptly if any price appears to be incorrect;

◦(h)    The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;
◦(i)    The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations with respect to its trading for the Funds. The Sub-Adviser shall provide to the Trust's Chief Compliance Officer the executive summary of its annual written report regarding the Sub-Adviser's compliance program.

◦(j)    Unless and until the Sub-Adviser is otherwise informed in writing, it is intended that all Fund assets without exception serve as “segregated assets” for the Sub-Adviser’s compliance, with respect to its own trading, with the 1940 Act’s applicable rules of asset segregation. The Adviser shall therefore cause all assets of each Fund not allocated to the Sub-Adviser for its own trading to be held in an account marked as a “segregated account”.
◦(k)    Some of the trading of the Sub-Adviser’s investment program may be done in each Fund’s wholly owned subsidiary (LCMFS Fund Limited and LCHC Fund Limited) as determined by the Adviser with the Sub-Adviser’s consent.
◦(l)    The Sub-Adviser shall promptly notify the Adviser of any circumstance that could reasonably be deemed to materially affect its ability to perform its obligations and services as described in the Sub-Advisory Agreement or that could have a negative impact on the Funds and the Adviser. Such circumstances, could include, but are not limited to, items such as:
1)    any potential legal or regulatory actions or litigation pertaining to the Sub-Adviser or any of its key employees and the disclosure of the results of those actions;

2)    any material operational disruptions caused by the loss of functionality for key personnel or systems;

3)    Any circumstance that would cause the Funds to revise its offering documents or marketing material.

•Section 3.    Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities or other financial instruments for the account of the Funds, the Sub-Adviser will arrange for the placing of all orders for their purchase and sale for the account with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser’s selection of brokers and dealers will be reviewed by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek for the Funds the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.
The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Funds and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing each Fund’s portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Funds and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Funds and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds. The Sub-Adviser may not give consideration to sales of shares of the Funds as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.
Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting each Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Funds, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Funds.
•Section 4.    Services to Other Companies or Accounts. The Sub-Adviser's services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies. The Adviser understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Advisor to engage in and devote time and attention to other business or to render services of whatever kind or nature. The Sub-Adviser agrees to maintain a minimum of $350,000,000 in capacity for the LoCorr Macro Strategies Fund through the term of this Agreement. During the term of the Agreement and for one year thereafter, each party agrees not to engage or employ the other party’s employees who have been employed at any time during the term of the Agreement.
•Section 5.    Books and Records. The Sub-Adviser shall keep the books and records required to be maintained by it pursuant to Section 2(e) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.
•Section 6.    Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Funds (including taxes and brokerage commissions, if any). All other expenses to be incurred in the operation of the Funds will be borne by the Funds, except to the extent specifically assumed by the Sub-Adviser, the Adviser or a third party. The Sub-Adviser may provide financial support for various activities upon mutual consent of all parties.

•Section 7.    Compensation of the Sub-Adviser. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation the fees as specified in Appendix A attached hereto. The Adviser agrees to provide sufficient information to the Sub-Adviser to support the Adviser’s determination of the amount payable.  This fee for each month will be paid to the Sub-Adviser during the succeeding month.  The Adviser is solely responsible for the payment of the Sub-Adviser's fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust.
•Section 8.    Use of Names. The Trust, Adviser and Sub-Adviser acknowledge that all rights to the name "LoCorr" belong to the Adviser and all rights to the name “[____________]” belong to the Sub-Adviser. In the event the Adviser ceases to be the adviser or the Sub-Adviser ceases to be the Sub-Adviser, the Trust's right to the use of the name "LoCorr" or “[___________]”, respectively, shall automatically cease on the 90th day following the termination of this Agreement. The right to the name may also be withdrawn by the Adviser or Sub-Adviser during the term of the Management Agreement upon 90 days' written notice, respectively, by the Adviser or by the Sub-Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect the Adviser's right to use the name "LoCorr" or the Sub-Adviser’s right to use the name “[____________]” in the name of, or in connection with, any other business enterprises with which, respectively, the Adviser or Sub-Adviser or may become associated. There is no charge to the Trust for the right to use either of these names.
The Adviser agrees to submit copies of all proposed prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Funds or the public that refer in any way to the Sub-Adviser (other than identifying the Sub-Adviser as Sub-Adviser to the Funds) to the Sub-Adviser at its principal office for review prior to use, and the Sub-Adviser agrees to review such materials by a reasonable and appropriate deadline. Neither the Adviser, nor the Funds nor any affiliate of the foregoing will use the registered trademarks, service marks, logos, names or any other proprietary designations of Sub-Adviser, its subsidiaries and/or affiliates (collectively, “Sub-Adviser Marks”) in any advertising or promotional materials without Sub-Adviser’s prior written approval, which will not be unreasonably withheld. In the event of termination of this Agreement, the Adviser will continue to furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer in any way to the Sub-Adviser. The provisions of this paragraph shall survive the termination of this Agreement.
•Section 9.    Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.
Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the

Trust (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.
•Section 10.    Duration and Termination. The term of this Agreement shall continue in effect for a period of one year from the date of this Agreement. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund or by vote of the Trust's Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.
This Agreement may be terminated at any time on at least 60 day’s prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds, or (iv)     in accordance with the terms of any exemptive order obtained by the Trust or the Funds under Section 6(c) of the 1940 Act, exempting the Trust or the Funds from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).
•Section 11.    Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund affected by such amendment.
•Section 12.    Notices. Notices of any kind to be given in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 1400 16th Street, Suite 510, Denver, CO 80202, Attn: Michael Mundt, and to the Adviser at 687 Excelsior Blvd, Excelsior, MN 55331, or at such other address or to such other individual as shall be specified by the party to be given notice.
•Section 13.    Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
•Section 14.    Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
•Section 15.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
•Section 16.    Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms. The Adviser further represents that this Agreement has been duly authorized by appropriate action of the Adviser, the Board and each Fund’s shareholders.
•Section 17.    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.
•Section 18.    Change of Control. The Sub-Adviser shall notify Adviser and the Trust in writing at least 60 days, to the extent practicable, in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.
•Section 19.    Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.
•Section 20.    Anti-Money Laundering. The Adviser, on its own behalf and on behalf of the Funds, confirms that where it is acting as principal or where it is acting on behalf of another person (notwithstanding that it enters into this Agreement and any transactions as principal), it is in compliance with the anti-money laundering regulations that apply to it. The Adviser shall provide any document or information to the Sub-Adviser that the Sub-Adviser may request for complying with its own anti-money laundering regulations.
•Section 21.    Confidentiality. The Sub-Adviser agrees to treat all records and other information relating to the Trust and the securities and other investment holdings of the Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law. In addition, Sub-Adviser, and Sub-Adviser's officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Funds, as a result of disclosing each Fund’s portfolio holdings. Sub-Adviser agrees that, consistent with its Code of Ethics, neither it nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about each Fund's portfolio holdings.
The Adviser, on its own behalf or on behalf of the Funds, shall not disclose information of a confidential nature acquired in consequence of this Agreement, except for information that it may be entitled or bound to disclose by law, regulation or that is disclosed to its advisors where reasonably necessary for the performance of its professional services. Except to the extent necessary to conduct each Fund’s business or as required by law, the Adviser shall not and, on behalf of its own behalf and or behalf of the Funds, shall neither disclose nor use information of a confidential nature, whether written or oral, contained in computer files or software, or otherwise (including without limitation trading instructions made by the Sub-Adviser and trading positions), relating to or concerning the Sub-Adviser’s investment program. Adviser shall not and shall cause the Funds not to reverse engineer or attempt to reverse engineer the investment program and the Adviser acknowledges and agrees on behalf of both itself and the Funds that any attempt on its part to do so warrants the Sub-Adviser’s recourse to immediate equitable relief.
Notwithstanding any other provision of this Agreement, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Funds (including, but not limited to, the identity of the Adviser or the Funds and market value of the Funds), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Funds in accordance with the terms of this Agreement.
Section 22.    Registration as a Commodity Pool.
    The Adviser is registered as a “commodity pool operator,” and acknowledges that the Funds meets the qualifications of a commodity pool, under the regulations of the Commodity Futures Trading Commission and will continue such registration and qualification for the duration of this Agreement. The Adviser agrees on behalf of itself and the Funds that the Funds shall qualify as a “qualified eligible person” under Rule 4.7 of the regulations under the Commodity Exchange Act and that the Funds agrees to be so treated as an exempt account. The Sub-Adviser is registered as a “commodity trading advisor” under the regulations of the Commodity Futures Trading Commission and will continue such registration for the duration of this Agreement

[Signature block on following page]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

ADVISER LoCorr Fund Management, LLC	SUB-ADVISER Revolution Capital Management, LLC

By: /s/ Jon Essen	By: /s/ T. Rob Olson

Name: Jon Essen	Name: T. Rob Olson

Title: CFO	Title: Managing Member

Appendix A

The Adviser will pay the Sub-Adviser a monthly fee at an annual rate as set forth in the table below based on the average daily net asset value of the notional trading size of the Sub-Advised Assets in both of the Funds. All Sub-Advised Assets will be paid at that fee rate for that monthly fee.

For example, if the Sub-Advised Assets in a month are $[...], then the entire notional amount of Sub-Advised Assets is paid at [...]% and no other fees rates are applied.

Average Daily Sub-Advised Assets	Annual Fee Rate Used For Monthly Fee
$[...]-[...]	[...]%
$[...]-[...]	[...]%
$[...] or greater	[...]%